Exhibit 99.1

[LeMaitre Letterhead]

For information contact:

David B. Roberts

President

LeMaitre Vascular, Inc.

781-425-1693

droberts@lemaitre.com

LeMaitre Acquires Omniflow II Biologic Graft

BURLINGTON, MA, August 18, 2014 — LeMaitre Vascular, Inc. (NASDAQ: LMAT) acquired Xenotis, the manufacturer and marketer of the Omniflow II biological graft for peripheral bypass and dialysis access, on August 14th. Total consideration for 100% of Xenotis’ shares was $7.7 million, consisting of $5.1 million at the closing, $1.4 million due August 13, 2015 and assumed bank debt of $1.2 million. In its fiscal year ended June 30, 2014, Xenotis broke even on sales of $2.3 million, or approximately $3.4 million if sold through LeMaitre’s sales channel.

Dave Roberts, LeMaitre’s President, noted “The Omniflow II vascular graft is a natural companion to XenoSure, our bovine vascular patch. It has a proven track record with approximately 20,000 implants since 1990. This product should benefit from our vascular-only sales channel, particularly in Europe where Xenotis has used independent distributors. We believe vascular surgeons have begun to associate biological implants with reduced infection, and that there is limited competition in biological grafts outside the US. This transaction follows our strategy of acquiring under-marketed devices and bringing them to more vascular surgeons through our global sales force.”

Xenotis sold 95% of its products through distributors in its fiscal 2014 and owns regulatory approvals in Europe, Australia, New Zealand, Canada, Brazil and several other international markets. Xenotis manufactures Omniflow II in its own facility in North Melbourne, Victoria, Australia and has 10 full-time employees. LeMaitre acquired the Xenotis building with an appraised value of $1.9mm as part of this $7.7mm transaction.

All figures are in $US and based on an exchange rate of A$1.00 = US$0.929.

Business Outlook

Guidance on how this acquisition may affect LeMaitre Vascular’s 2014 revenue and operating income will be provided at the Company’s Q3 2014 earnings call.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease, a condition that affects more than 20 million people worldwide. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of its core customer, the vascular surgeon.

LeMaitre, XenoSure, Omniflow and the LeMaitre Vascular logo are registered trademarks of LeMaitre Vascular, Inc. This press release contains other trademarks and trade names of the Company.

For more information about the Company, please visit http://www.lemaitre.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, the risk that the Company may not realize the anticipated benefits of its strategic activities and other risks and uncertainties included under the heading “Risk Factors” in its most recent Annual Report on Form 10-K, as updated by its subsequent filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.